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                                                                    EXHIBIT 4.11

SHARE SALE AGREEMENT

BONDS INDUSTRIES LIMITED

Pacific Dunlop Limited

and

Pacific Brands Holdings Pty Ltd

PB Holdings NV

[LOGO OF FREEHILLS]

101 Collins Street Melbourne Victoria 3000 Australia
Telephone 61 3 9288 1234 Facsimile 61 3 9288 1567
www.freehills.com.au DX240 Melbourne

SYDNEY MELBOURNE PERTH CANBERRA BRISBANE HANOI HO CHI MINH CITY SINGAPORE Correspondent Offices JAKARTA KUALA LUMPUR

Liability limited by the Solicitors' Limitation of Liability Scheme, approved under the Professional Standards Act 1994 (NSW)

Reference NJW:BAE

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TABLE OF CONTENTS

Clause                                                                      Page

1        Definitions and interpretation                                        1

         1.1      Definitions                                                  1
         1.2      Interpretation                                               5
         1.3      Business Day                                                 6
         1.4      Conflict                                                     6

2        Sale and purchase                                                     6

         2.1      Sale of shares                                               6
         2.2      Associated rights                                            6

3        Purchase Price                                                        7

         3.1      Amount                                                       7
         3.2      Payment at Completion                                        7
         3.3      Final payment                                                7

4        Completion                                                            7

         4.1      Date for Completion                                          7
         4.2      Delivery of documents                                        7
         4.3      Board meetings                                               8
         4.4      Buyer's obligations at completion                            8
         4.5      Interdependence                                              8
         4.6      Conduct until Shares are registered                          9

5        Before Completion                                                     9

         5.1      Carrying on Business                                         9
         5.2      Treatment of Cash in Hand                                   10
         5.3      Inter Company Debt                                          10
         5.4      Strategic Investment Programme                              10

6        After Completion                                                     10

         6.1      Obligations relating to Taxes or Duties                     10
         6.2      Consultation                                                10
         6.3      Indemnity                                                   10

7        Warranties                                                           11

8        Limitation of liability                                              11

9        Competition                                                          11

         9.1      Undertaking                                                 11
         9.2      Acquisition of interests in competing Businesses            11
         9.3      Exclusion from restraint                                    12
         9.4      Related Corporations                                        12
         9.5      Severability                                                12

10       Release of guarantees                                                12

11       Guarantee and indemnity - Seller                                     13

         11.1     Guarantee                                                   13
         11.2     Indemnity                                                   13
         11.3     Extent of guarantee and indemnity                           13

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         11.4     Continuing guarantee and indemnity                          13
         11.5     Warranties of the Guarantor                                 14
         11.6     Rights                                                      14

12       Guarantee and Indemnity - Buyer                                      14

         12.1     Guarantee                                                   14
         12.2     Indemnity                                                   14
         12.3     Extent of guarantee and indemnity                           14
         12.4     Continuing guarantee and indemnity                          15
         12.5     Warranties of the Buyer Guarantor                           15
         12.6     Rights                                                      15

13       Superannuation                                                       15

         13.1     Membership of Buyer's Fund                                  15
         13.2     Transfer                                                    16
         13.3     Calculation of Accrued Benefit Values                       16
         13.4     Payment of Accrued Benefit Values                           17
         13.5     Undertakings by Buyer and Seller                            18

Schedule 1 - Share Details                                                    20

Schedule 2 - Warranties                                                       21
1        Buyer Authorised                                                     21

Schedule 3 - Disclosure Schedule                                              37

Schedule 4 - Intellectual Property Rights                                     38

Schedule 5 - Superannuation Funds                                             39

Schedule 6 - Contracts                                                        40

Schedule 7 - Guarantees                                                       41

Schedule 8 - Employees                                                        42

Schedule 9 - Plant and Equipment                                              43

Schedule 10 - Assets Leases                                                   44

Schedule 11 - Properties                                                      45

Schedule 12 - Inter Company Debts                                             46

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THIS SHARE SALE AGREEMENT

          is made on        2001 between the parties specified in parts 1, 2 and
          3 of schedule 1.

RECITALS

          A.   The Seller is the owner of the Shares.

          B. The Seller agrees to sell and the Buyer agrees to buy the Shares on the terms and conditions set out in this agreement.

          C. The Guarantor agrees to guarantee the performance by the Seller of its obligations pursuant to this agreement.

          D. The Buyer Guarantor agrees to guarantee the performance by the Buyer of its obligations pursuant to this agreement.

THE PARTIES AGREE

          in consideration of, among other things, the mutual promises contained in this agreement:

1   DEFINITIONS AND INTERPRETATION

    1.1   DEFINITIONS

          In this agreement:

          Accounting Standards has the meaning given to that term in the Co-ordination Agreement;

          Accounts has the meaning given to that term in the Co-ordination Agreement;

          Accounts Date means 30 June 2001;

          Accrued Benefit Value means the total amount accumulated or accrued in respect of a Member under the governing rules of the Seller's Fund as at the Completion Date, calculated in accordance with clause 13.3;

          Apportionment Statement has the meaning given to that term in the Co-ordination Agreement;

          Assets Leases means all leases, hire purchase agreements, conditional purchase agreements and other hiring arrangements to which the Company is party including, but not limited to, those listed in schedule 10, but excludes leases in relation to the Leased Properties;

          Authorisation means any consent, registration, agreement, certificate, licence, approval, permit, authority or exemption from, by or with a Governmental Agency;

          Business means the business carried on by the Company as more particularly described in part 6 of schedule 1;

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          Business Day means a day on which banks are open for business in
          Melbourne, Sydney and Auckland excluding a Saturday or a Sunday or a public holiday;

          Business Records means, the Company's customer lists and supplier lists, records of Intellectual Property Rights, Assets Leases, Contracts and Properties;

          Buyer means the company specified in part 2 of schedule 1;

          Buyer Group Companies has the meaning given to that term in the Co-ordination Agreement;

          Buyer Guarantor means the company specified in part 8 of schedule 1;

          Buyer's Fund means the Buyer's superannuation fund established or nominated by the Buyer for the purpose of clause 13;

          Buyer's Warranties means the warranties set out in part 1 of schedule
          2;

          Cash in Hand means the amount of cash at bank on deposit or at hand in the Company;

          Claim means any claim or any course of action (including, but not limited to, in contract, in tort or under statute) in respect of this agreement;

          Company means the company specified in part 4 of schedule 1;

          Completion means completion of the sale and purchase of the Shares under clause 4;

          Completion Date has the meaning given to that term in the Co-ordination Agreement;

          Completion Statement has the meaning given to that term in the Co-ordination Agreement;

          Conditions has the meaning given to that term in the Co-ordination Agreement;

          Contracts means the agreements to which the Company is a party to the extent they relate to the Business and which are, wholly or partly, executory as at the Completion Date, including, but not limited to, those listed in part 1 of schedule 6, but excludes:

          (a)  the Assets Leases; and

          (b)  leases in relation to the Leased Properties;

          Co-ordination Agreement means the Co-ordination Agreement executed on the same day as this agreement by, among others, the Seller and the Buyer;

          Dollars, A$ and $ means Australian dollars;

          Duty means any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of the above, but excludes any Tax;

          Effective Time has the meaning given to that term in the Co-ordination Agreement;

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          Employees means an employee of the Company listed in schedule 8 who is still employed in the Business as at the Completion Date;

          Encumbrance means any mortgage, charge, lien, pledge, other security interest or encumbrance (other than liens arising in the ordinary course of business by operation of law and title retention in respect of stock-in-trade);

          Environmental Law has the meaning given to that term in the Co-ordination Agreement;

          External Funds means the superannuation schemes listed in part 2 of schedule 5;

          Foreign Exchange Contracts means all foreign exchange hedging contracts entered by the Seller which relate exclusively to the Business which remain current as at Completion, details of which will be provided to the Buyer at the date of this agreement and at Completion;

          Freehold Properties means the freehold land owned by the Company and more particularly described in part 1 of schedule 11;

          Governmental Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world;

          Guarantees means the guarantees and other letters of comfort and commitments of financial support given by the Seller and its Related Corporations in relation to the Business which remain in force at the date of this agreement, including but not limited to, as listed in schedule 7;

          Guarantor means the company specified in part 3 of schedule 1;

          Intellectual Property Rights means the rights and interests of the Company in the internet domain names, trademarks, patents, copyrights and designs listed in schedule 4;

          Inter Company Debt means any amount owing (including trade accounts payable and receivable):

          (a) by the Company to a member of the PDL Group (except in that member's capacity as an entity carrying on any part of the Pacific Brands Business); or

          (b) by a member of the PDL Group (except in that member's capacity as an entity carrying on any part of the Pacific Brands Business) to the Company,

          immediately before Completion;

          Interest Rate means the average rate displayed on the Reuters Page BBSW for 90 day bank bills at 10:10 am Melbourne time applicable to each Business Day on which amounts are outstanding as confirmed by Westpac Banking Corporation and on the basis that for a day other than a Business Day the rate applicable to the last preceding Business Day will apply;

          Leased Properties means the properties leased under the Property
          Leases;

          Linked Transaction Agreements has the meaning given to that term in the Co-ordination Agreement;

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          Loss includes any damage, loss, claim, action, liability, cost, expense, outgoing or payment;

          Member means an Employee who is a member of the Seller's Fund immediately before the Completion Date;

          Pacific Brands Business has the meaning given to that term in the Co-ordination Agreement;

          Payment Date has the meaning given to that term in the Co-ordination Agreement;

          PDL Group means Pacific Dunlop Limited ABN 89 004 085 330 and its Related Corporations, immediately before Completion;

          Plant and Equipment means the plant, equipment, machinery, tools, furniture, fittings, lease hold improvements and motor vehicles owned by the Company as at Completion and used exclusively in the Business including, without limitation, those listed in schedule 9;

          Power means any right, power, authority, discretion or remedy conferred on the parties by this agreement or any applicable law;

          Properties means the Leased Properties and the Freehold Properties;

          Property Leases means the leases of real property listed in part 2 of schedule 11;

          Purchase Price means the price payable for the Shares under clause
          3.1;

          Records means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material regardless of their form or medium and whether coming into existence before, on or after the date of this agreement, belonging or relating to or used by the Company including (without limitation) certificates of registration, minute books, statutory books and registers, books of account, Tax returns, title deeds and other documents of title, customer lists, price lists, computer programs and software, and trading and financial records;

          Related Corporation means a "related body corporate" as defined in the Corporations Act;

          Seller means the company specified in part 1 of schedule 1;

          Seller Group Companies has the meaning given to that term in the Co-ordination Agreement;

          Seller's Actuary means a qualified actuary nominated by the Seller for the purposes of clause 13.3;

          Seller's Fund means the superannuation fund listed in part 1 of schedule 5;

          Seller's Warranties means the warranties set out in part 2 of schedule 2;

          Shares means all the issued shares in the capital of the Company, as specified in part 5 of schedule 1;

          SIP Registrations means the registrations of the Company for the financial years ended 2001 and 2002 under the SIP Scheme;

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          SIP Scheme means the Textile, Clothing and Footwear Strategic
          Investment Program Scheme 1999 made under section 8 of the Textile, Clothing and Footwear Strategic Investment Program Act 1999 (Cwth);

          Stock means the stock of the Business owned by the Company as at Completion and includes, but is not limited to, raw materials, components, work in progress, finished goods, packaging materials, promotional materials, spare parts and other consumables;

          Tangible Assets means Plant and Equipment and Stock;

          Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Governmental Agency and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of, any of the above but excludes Duty;

          Tax Law means any law relating to Tax;

          Transfer Date means:

          (a) the date agreed by the Seller and the Buyer for this purpose, not being earlier than the Completion Date; or

          (b) if the Buyer and Seller do not agree a date for the purposes of paragraph (a) of this definition within one month of the Completion Date, the date which is three months after the Completion Date; and

          Warranties means the Buyer's Warranties and the Seller's Warranties.

    1.2   INTERPRETATION

          In this agreement, unless the context otherwise requires:

          (a) headings and underlinings are for convenience only and do not affect the interpretation of this agreement;

          (b)  words importing the singular include the plural and vice versa;

          (c)  words importing a gender include any gender;

          (d) other clauses of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

          (e) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency;

          (f) a reference to a part, clause, party, annexure or schedule is a reference to a clause and part of, and a party, annexure and schedule to this agreement and a reference to this agreement includes any annexure and schedule;

          (g) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, and a reference to a statute

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               includes all regulations, proclamations, ordinances and by-laws issued under that statute;

          (h) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

          (i) a reference to a party to a document includes that party's successors and permitted assigns;

          (j) where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the following Business Day;

          (k) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this agreement or any part of it;

          (l) if a covenant, undertaking, representation, warranty, indemnity or agreement is made or given by two or more parties, that covenant, undertaking, representation, warranty, indemnity or agreement is made or given and binds those parties jointly and severally; and

          (m) if a party comprises two or more persons, a covenant, undertaking, representation, warranty, indemnity or agreement made or given by that party binds those persons jointly and severally.

    1.3   BUSINESS DAY

          Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

    1.4   CONFLICT

          If there is any conflict or inconsistency between anything contained in this agreement and anything contained in the Co-ordination Agreement, then the Co-ordination Agreement will prevail.

2   SALE AND PURCHASE

    2.1   SALE OF SHARES

          Subject to the Conditions having been fulfilled or waived in accordance with the Co-ordination Agreement, the Seller will sell and the Buyer will buy the Shares for the Purchase Price free of Encumbrances and other third party rights on Completion.

    2.2   ASSOCIATED RIGHTS

          The Shares will be transferred under this agreement with all rights attached or accruing to them on and from the Effective Time. The Buyer is not entitled to the rights attached to the Shares as at the date of this agreement or to any rights which accrue between the date of this agreement and the Effective Time, including dividend rights.

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3   PURCHASE PRICE

    3.1   AMOUNT

          The Purchase Price is the value ascribed to the Company in the Apportionment Statement in accordance with the terms of the Co-ordination Agreement.

    3.2   PAYMENT AT COMPLETION

          It is acknowledged that under the Co-ordination Agreement, an amount must be paid at Completion by the Buyer to Pacific Dunlop Limited (or as otherwise directed by it) on behalf of the Seller.

    3.3   FINAL PAYMENT

          On the Payment Date, the Buyer or the Seller, as appropriate, must pay to the other any net amount plus interest on the amount which may be payable in accordance with the provisions of the Co-ordination Agreement.

4   COMPLETION

    4.1   DATE FOR COMPLETION

          Completion must take place on the Completion Date, subject to and as provided for in the Co-ordination Agreement.

    4.2   DELIVERY OF DOCUMENTS

          At Completion, the Seller must deliver to the Buyer:

          (a)  original share certificates for the Shares;

          (b) duly completed transfers of the Shares to the Buyer in registrable form, executed by the Seller;

          (c) duly executed releases of all guarantees that have been obtained in accordance with clause 10;

          (d) the original certificate of incorporation or registration of the Company;

          (e) all original documents of title in relation to the Freehold Properties and Intellectual Property Rights;

          (f) the written resignations of all directors and the secretary of the Company (including a written acknowledgment that he or she has no Claim against the Company for loss of office, breach of contract, redundancy, compensation, payment or repayment of loans or otherwise, except for payments properly payable as an employee for accrued salary, holiday pay and long service leave up to the Completion Date) except Rick Rostolis and Stephen James Tierney, to be effective on the appointment of the directors to be appointed at the Board meetings to be convened under clause 4.3;

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          (g)  evidence that the Company has transferred its shares in Mt
               Waverley Estates Pty Ltd ACN 004 552 694 to a member of the PDL Group which is not being sold as part of the sale of the Pacific Brands Business;

          (h) any power of attorney or other authority under which the transfers of the Shares are executed;

          (i) duly executed instruments irrevocably waiving in favour of the Buyer all rights of pre-emption which any person has in respect of any of the Shares; and

          (j) all Records, which must be complete and up to date (by constructive delivery at the Company's premises).

    4.3   BOARD MEETINGS

          At Completion, the Seller must ensure that a meeting of the directors of the Company is convened and conducts the following business:

          (a) approval of the registration of the Buyer as the holder of the Shares in the books of the Company;

          (b) appointment of the nominees of the Buyer as directors of the Company;

          (c) alteration of the registered office of the Company to a registered office nominated by the Buyer; and

          (d) revocation of all existing mandates for the operation of bank accounts of the Company and approval of new mandates in favour of the officers of the Company nominated by the Buyer.

    4.4   BUYER'S OBLIGATIONS AT COMPLETION

          At Completion the Buyer must:

          (a) pay the Seller an estimate of the Purchase Price in accordance with clause 3.2;

          (b) execute the transfers of Shares delivered by the Seller pursuant to clause 4.2(b);

          (c) deliver to the Seller written consents to act from the persons nominated by the Buyer as the directors and secretary of the Company; and

          (d) deliver to the Seller evidence obtained by it that it has replaced the Guarantee as required under clause 10(c).

    4.5   INTERDEPENDENCE

          (a) Notwithstanding any provision of a Linked Transaction Agreement but subject to clause 4 of the Co-ordination Agreement, the obligations of the parties to the Linked Transaction Agreements in respect of completion (as defined in each Linked Transaction Agreement) are interdependent.

          (b) Subject to clause 4 of the Co-ordination Agreement, all actions at Completion under this agreement and completion under each other Linked Transaction Agreement will be deemed to take place simultaneously and

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               no delivery or payment will be deemed to have been made until all deliveries and payments under the Linked Transaction Agreements due to be made at or immediately after completion (as defined in each Linked Transaction Agreement) have been made.

          (c) A breach of this agreement by any party to this agreement is deemed to constitute a breach by the defaulting party of each Linked Transaction Agreement to which the defaulting party is a party.

    4.6   CONDUCT UNTIL SHARES ARE REGISTERED

          After Completion and until the Shares are registered in the name of the Buyer or its nominee, the Seller must take all action lawfully required by the Buyer by written notice to the Seller to vote on any resolutions of the Company as the Buyer directs.

5   BEFORE COMPLETION

    5.1   CARRYING ON BUSINESS

          The Seller will procure that the Company uses all reasonable endeavours to ensure that between the date of this agreement and Completion, subject to clauses 5.2 and 5.3, the Business is conducted in the ordinary course of business and that the Company does not:

          (a) enter into any material contract or arrangement outside the ordinary course of trading or otherwise than on arm's length terms;

          (b) acquire or dispose of any assets other than on arm's length terms in the ordinary course of business;

          (c) make any material change to its policy and practice as to payment of creditors and collection of trade receivables;

          (d) engage any new employee to fill a new role with an annual remuneration package in excess of $120,000 or, except in the ordinary course of the Business, terminates the employment of any of its employees or changes in any material respect the terms of employment (including remuneration);

          (e) sell or agree to sell any fixed asset with a value of more than $250,000 or buy or commit to buy any fixed asset with a value of more than $250,000;

          (f)  create any Encumbrance over any of its assets;

          (g) incur any indebtedness or liability in the nature of borrowings other than in the ordinary course of business;

          (h)  distribute or return any capital to its members;

          (i) pay any dividend to its members or pay any management fee or similar amount;

          (j) issue any shares, options or securities which are convertible into shares in the Company; and

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          (k)  alter its constitution,

          unless the Buyer first consents in writing, which must not be unreasonably withheld or delayed.

    5.2   TREATMENT OF CASH IN HAND

          (a) At any time before Completion, the Seller may arrange for any Cash in Hand held by the Company to be removed in any manner selected by the Seller.

          (b) Any Cash in Hand held by the Company as at the Effective Time, will be included in the Completion Statement.

    5.3   INTER COMPANY DEBT

          The Buyer acknowledges that prior to Completion, the Seller will procure that any Inter Company Debt owing to or by the Company is satisfied or otherwise extinguished, including but not limited to those Inter Company Debts listed in schedule 12. The Seller will provide evidence to the Buyer of any such satisfaction of debt on or prior to Completion.

    5.4   STRATEGIC INVESTMENT PROGRAMME

          The parties acknowledge that their respective entitlements to receive the benefit of any amounts received under the SIP Scheme in respect of the SIP Registrations, are set out in the Co-ordination Agreement.

6   AFTER COMPLETION

    6.1   OBLIGATIONS RELATING TO TAXES OR DUTIES

          After Completion, the Buyer must procure that the Company provides the Seller with access to such employees and records of the Company as the Seller reasonably requires to meet its obligations under any law relating to Tax or Duty provided such access is exercised and conducted in a manner to avoid unreasonable disruption to the conduct of the Business and the activities and operations of the Company and its employees.

    6.2   CONSULTATION

          If any Governmental Agency conducts an audit in relation to the affairs of the Company relating to any period prior to the Completion Date then the Buyer must procure that the Seller is promptly notified of this and that the Seller is then regularly consulted with in relation to the audit process until resolved.

    6.3   INDEMNITY

          The Seller indemnifies and holds the Buyer harmless from and against all reasonable costs and expenses associated with the claim against the Company described as the Footwear Import Group/Loscam Pallet claim, details of which are

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          contained in the Data Room (Footwear Import Group Folder, section 4.1, document 100426).

7   WARRANTIES

          (a) The Buyer gives the Buyer's Warranties in favour of the Seller on and subject to the terms set out in the Co-ordination Agreement.

          (b) The Seller gives the Seller's Warranties in favour of the Buyer on and subject to the terms set out in the Co-ordination Agreement.

8   LIMITATION OF LIABILITY

          The Seller gives the Seller's Warranties in favour of the Buyer on and subject to the limitations on liability set out in the Co-ordination Agreement.

9   COMPETITION

    9.1   UNDERTAKING

          In consideration for the respective promises of the Seller and the Buyer to each other in this agreement, the Seller undertakes to the Buyer that it will not for a period of 5 years, 4 years, 3 years, 2 years or 1 year after the Completion Date in Australia.

          (a) engage in any business or activity which is the same as or substantially similar to or competitive with, the Business or any material part of it;

          (b) solicit, canvass, induce or encourage any person who was at any time during the 6 months period ending on the Completion Date a director, employee or agent of the Company to leave the employment or agency of the Company;

          (c) solicit, canvass, approach or accept any approach from any person who was at any time during the 6 months period ending on the Completion Date, a client or customer of the Company with a view to obtaining the custom of that person in a business which is the same as or substantially similar to or competitive with, the Business; or

          (d) interfere with the relationship between the Company and its clients, customers, employees or suppliers.

    9.2   ACQUISITION OF INTERESTS IN COMPETING BUSINESSES

          Clause 9.1 does not prevent the Seller or any of its Related Corporations from acquiring an interest, directly or indirectly, in a business in competition with the Business in the area referred to in that clause if:

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          (a)  the acquisition of the interest in the competing business occurs as a result of or in conjunction with an acquisition of an interest, directly or indirectly, in other assets;

          (b) the value of the competing business is not more than 15% of the value of the acquisition taken as a whole; and

          (c) the Seller or the relevant Related Corporation uses its best endeavours to dispose of the competing business or its interest in the business within 12 months after its acquisition.

    9.3   EXCLUSION FROM RESTRAINT

          This clause 9 does not restrict the Seller or any of its Related Corporations from:

          (a) continuing to carry on any business (other than the Business) carried on at the date of this agreement; or

          (b) holding less than 5% of the issued share capital of a company listed on a recognised Stock Exchange.

    9.4   RELATED CORPORATIONS

          The Buyer agrees that the provisions of this clause 9 only apply to the Related Corporations of the Seller for so long as those entities remain Related Corporations of the Seller.

    9.5   SEVERABILITY

          (a) If any of the several separate and independent covenants and restraints in clause 9.1 are or become invalid or unenforceable for any reason, then that invalidity or unenforceability will not affect the validity or enforceability of any of the other separate and independent covenants and restraints in clause 9.1.

          (b) If any of the prohibitions or restrictions contained in this clause 9 is judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Company, but would be judged reasonable and necessary if any activity were deleted or the period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

10  RELEASE OF GUARANTEES

          (a) The Buyer must use its best endeavours to secure the release of the Seller or any Related Corporation of the Seller from any Guarantee or Encumbrance provided in relation to the Business, effective from Completion.

          (b) If the Buyer is unable to secure the release under clause 10(a), then the Buyer must pay the Seller an amount equal to any Loss which the Seller or any Related Corporation of the Seller pays, suffers, incurs, or is liable for in relation to any Guarantee or Encumbrance referred to in clause 10(a) which relates to any act or omission of the Company after Completion.

          (c) In the case of the Guarantee provided in favour of the WorkCover Authority of New South Wales (Authority), the Buyer agrees to procure the replacement of that Guarantee by a Related Corporation acceptable to the Authority and in accordance with the requirements of the Authority, at or as soon as practicable after Completion.

11  GUARANTEE AND INDEMNITY - SELLER

    11.1  GUARANTEE

          The Guarantor unconditionally and irrevocably guarantees to the Buyer the due and punctual performance of the Seller's obligations under this agreement.

    11.2  INDEMNITY

          The Guarantor indemnifies and holds the Buyer harmless from and against all Loss incurred or suffered by the Buyer and all actions, proceedings, claims or demands made against the Buyer as a result of default by the Seller in the performance of any such obligation.

    11.3  EXTENT OF GUARANTEE AND INDEMNITY

          (a)  This clause 11 applies:

               (1) to the present and future obligations of the Seller under this agreement; and

               (2) to this agreement, as amended, supplemented, renewed or replaced.

          (b) The obligations of the Guarantor under this clause 11 extend to any change in the obligations of the Seller as a result of any amendment, supplement, renewal or replacement of this agreement.

          (c) This clause 11 is not affected, nor are the obligations of the Guarantor under this agreement released or discharged or otherwise affected, by anything which, but for this provision, might have that effect.

          (d)  This clause 11 applies:

               (1) regardless of whether the Guarantor is aware of, or has consented to, or is given notice of, any amendment, supplement, renewal or replacement of any agreement to which the Buyer and the Seller are a party or the occurrence of any other thing; and

               (2)  irrespective of any rule of law or equity to the contrary.

    11.4  CONTINUING GUARANTEE AND INDEMNITY

          This clause 11 is a continuing obligation of the Guarantor despite any settlement of account and remains in full force and effect until the obligations of the Seller under this agreement have been performed.

    11.5  WARRANTIES OF THE GUARANTOR

          The Guarantor represents and warrants to the Buyer that:

          (a) it has the corporate power to enter into this guarantee and indemnity and has taken all necessary action to authorise the execution, delivery and performance of this agreement;

          (b) the execution, delivery and performance of this guarantee and indemnity will not violate any provision of:

               (1) any law or regulation or any order or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory;

               (2)  the constitution of the Guarantor; or

               (3) any security agreement, deed, contract, undertaking or other instrument to which the Guarantor is a party or which is binding on it.

    11.6  RIGHTS

          The Guarantor waives any right it has of first requiring any of the Buyer Group Companies to commence proceedings or enforce any other right against the Seller or any of the Seller Group Companies or any other person before claiming under this clause 11.

12  GUARANTEE AND INDEMNITY - BUYER

    12.1  GUARANTEE

          The Buyer Guarantor unconditionally and irrevocably guarantees to the Seller the due and punctual performance of the Buyer's obligations under this agreement.

    12.2  INDEMNITY

          The Buyer Guarantor indemnifies and holds the Seller harmless from and against all Loss incurred or suffered by the Seller and all actions, proceedings, claims or demands made against the Seller as a result of default by the Buyer in the performance of any such obligation.

    12.3  EXTENT OF GUARANTEE AND INDEMNITY

          (a)  This clause 12 applies:

               (1) to the present and future obligations of the Buyer under this agreement; and

               (2) to this agreement, as amended, supplemented, renewed or replaced.

          (b) The obligations of the Buyer Guarantor under this clause 12 extend to any change in the obligations of the Buyer as a result of any amendment, supplement, renewal or replacement of this agreement.

          (c) This clause 12 is not affected, nor are the obligations of the Buyer Guarantor under this agreement released or discharged or otherwise affected, by anything which, but for this provision, might have that effect.

          (d)  This clause 12 applies:

               (1) regardless of whether the Buyer Guarantor is aware of, or has consented to, or is given notice of, any amendment, supplement, renewal or replacement of any agreement to which the Seller and the Buyer are a party or the occurrence of any other thing; and

               (2)  irrespective of any rule of law or equity to the contrary.

    12.4  CONTINUING GUARANTEE AND INDEMNITY

          This clause 12 is a continuing obligation of the Buyer Guarantor despite any settlement of account and remains in full force and effect until the obligations of the Buyer under this agreement have been performed.

    12.5  WARRANTIES OF THE BUYER GUARANTOR

          The Buyer Guarantor represents and warrants to the Seller that:

          (a) it has the corporate power to enter into this guarantee and indemnity and has taken all necessary action to authorise the execution, delivery and performance of this agreement;

          (b) the execution, delivery and performance of this guarantee and indemnity will not violate any provision of:

               (1) any law or regulation or any order or decree of any Governmental Agency of the Commonwealth of Australia or any state or territory;

               (2)  the constitution of the Buyer Guarantor; or

               (3) any security agreement, deed, contract, undertaking or other instrument to which the Buyer Guarantor is a party or which is binding on it.

    12.6  RIGHTS

          The Buyer Guarantor waives any right it has of first requiring any of the Seller Group Companies to commence proceedings or enforce any other right against the Buyer or any of the Buyer Group Companies or any other person before claiming under this clause 12.

13  SUPERANNUATION

    13.1  MEMBERSHIP OF BUYER'S FUND

          Within three months (or any longer period agreed between the Buyer and the Seller) after the Completion Date, the Buyer will ensure that each Member becomes a member of the Buyer's Fund in accordance with clause
          13.2 with effect from the Completion Date on terms and conditions which provide:

          (a) in respect of the period after the Completion Date, benefits in respect of each Member which in the aggregate are of amounts and payable on conditions no less favourable than those that would have been provided in respect of the Member under the governing rules of the Seller's Fund in force on the Completion Date; and

          (b) that the Accrued Benefit Value of each Member transferred to the Buyer's Fund in accordance with clause 13.2 will be:

               (1) a fully vested benefit equal to the Member's Accrued Benefit Value and adjusted to take account of the earnings and expenses of the Buyer's Fund after the date that the Accrued Benefit Value is transferred to the Buyer's Fund;

               (2) taken account of in another manner that complies with the "successor fund" requirements of the Superannuation Industry (Supervision) Act 1993 (where the transfer under clause 13.2 occurs by way of successor fund transfer), in which case the requirements of clause 12.1(a) are deemed to be satisfied; or

               (3) taken account of in the Buyer's Fund in a manner agreed to by the Member.

    13.2  TRANSFER

          The Seller must use its best endeavours to ensure that the trustee of the Seller's Fund transfers each Member's Accrued Benefit Value from the Seller's Fund to the Buyer's Fund (either on the basis of obtaining the consent of each Member or on a "successor fund" basis in accordance with the Superannuation Industry (Supervision) Act 1993).

    13.3  CALCULATION OF ACCRUED BENEFIT VALUES

          (a)  CALCULATED BY SELLER'S ACTUARY

               The Seller will use all reasonable endeavours to procure that the Accrued Benefit Values of Members will be calculated by the Seller's Actuary as at the Completion Date in accordance with this clause 13.3 and the calculations of the Seller's Actuary will be conclusive and binding on the parties.

          (b)  CALCULATION FOR ACCUMULATION BENEFITS

               Where the whole of the normal retirement benefit to be provided from the Seller's Fund in respect of a Member under the governing rules of the Seller's Fund is calculated on the basis of the accumulation of amounts paid or credited in respect of the Member with interest or other earnings, the Member's Accrued Benefit Value will be the total amount accumulated in respect of the Member for that purpose under those governing rules as at the Completion Date.

          (c)  CALCULATION FOR DEFINED BENEFITS

               Where clause 13.3(b) does not apply to a Member, the Member's Accrued Benefit Value as at the Completion Date will be calculated in accordance with the following formula (subject to a minimum of the benefit which would have become payable to the Member from the Seller's Fund had the Member voluntarily ceased to be an Employee while in good health on the Completion Date):

               [ABM X FAS X DF] + AC

               Where:

               ABM is the benefit multiple accrued in respect of the Member as at the Completion Date in relation to the period before that date for the purpose of calculating the normal retirement benefit to be provided from the Seller's Fund if the Member ceased to be an employee on attaining the normal retirement date in terms of the governing rules of the Seller's Fund, calculated using the defined benefit accrual rate or rates applicable in respect of that period under those governing rules and including any initial retirement benefit multiple granted in respect of the Member upon the Member transferring into the Seller's Fund from another fund or benefit arrangement.

               FAS is the Member's Final Average Salary (as defined in the governing rules of the Seller's Fund) as at the Completion Date.

               DF is (1/1.03)/55-age/, where age denotes the Member's age at the Completion Date (and where DF is 1 at age 55 or older).

               AC is, to the extent that the retirement benefit of the Member under the Seller's Fund is not calculated on a defined benefit basis but on the basis of the accumulation of amounts paid or credited in respect of the Member with interest or other earnings, the total amount accumulated in respect of the Member for that purpose under the governing rules of the Seller's Fund as at the Completion Date.

    13.4  PAYMENT OF ACCRUED BENEFIT VALUES

          (a) The Seller will use all reasonable endeavours to ensure that on or before the day which is 10 Business Days after the later of:

               (1)  the Transfer Date; and

               (2) the date on which the Accrued Benefit Values of Members have been calculated,

               the trustee of the Seller's Fund pays the Accrued Benefit Values of Members to the trustee of the Buyer's Fund, adjusted for interest in respect of the period between the Completion Date and the date the amount is paid at the rate which applies under the governing rules of the Seller's Fund as at the date in clause 13.4(a)(2) for the purpose of determining relevant benefits which are payable from the Seller's Fund.

          (b) The interest payable under clause 13.4(a) accrues from day to day.

          (c) The Accrued Benefit Values and any interest payable under clause 13.4(a) will be paid in immediately available funds except to the extent that the trustee of the Buyer's Fund agrees to accept other assets in whole or partial satisfaction of those amounts and, to the extent that the trustee of the Buyer's Fund agrees to accept other assets, the calculation of the relevant amounts under this clause 13.4 will be based on the value of those assets as agreed between the trustee of the Seller's Fund and the Buyer's Fund.

    13.5  UNDERTAKINGS BY BUYER AND SELLER

          (a)  SELLER TO PROVIDE INFORMATION

               The Seller will provide, and will use all reasonable endeavours to ensure that the trustee of the Seller's Fund provides, to the Buyer and to the trustee of the Buyer's Fund any information reasonably required by them to give effect to this clause 13.

          (b)  NO ALTERATION TO BENEFITS

               As from the date of this agreement the Buyer and the Seller will use all reasonable endeavours to ensure that no action is taken, discretion exercised or omission occurs which would:

               (1) alter the level of benefits or contributions in respect of a Member under the governing rules of the Seller's Fund from the level applicable immediately before the date of this agreement;

               (2) alter the rights or liabilities of the Company under the governing rules of the Seller's Fund from those which existed immediately before the date of this agreement; or

               (3)  alter any Accrued Benefit Value,

               except:

               (4) to the extent reasonably necessary to secure or better secure a concession or relief in respect of any duty or Tax or to avoid a penalty, detriment or disadvantage under a law affecting the Seller's Fund; or

               (5)  with the consent of the Buyer.

          (c)  LIMITATIONS CONCERNING THE COMPANY'S EMPLOYEES

               The Buyer and the Seller will use all reasonable endeavours to ensure that:

               (1) no employee of the Company is admitted as a member of the Seller's Fund after the Completion Date;

               (2) the Seller and the Company comply with the governing rules of the Seller's Fund at all material times after the date of this agreement; and

               (3) the Company permanently ceases to contribute to the Seller's Fund in respect of each Employee on the Completion Date.

          (d)  COMPANY TO PROVIDE INFORMATION

               The Buyer will provide and will ensure that, after the Completion Date, the Company provides, and will use all reasonable endeavours to ensure that the trustee of the Buyer's Fund provides, to the Seller and to the trustee of the Seller's Fund any information reasonably required by them to give effect to clause 13.

          (e)  BUYER'S FUND GOVERNING RULES

               The Buyer will use all reasonable endeavours to ensure that the governing rules of the Buyer's Fund contain provisions to the extent necessary to give effect to clause 13.

          (f)  DEATH AND DISABILITY BENEFIT PROTECTIONS

               (1) The Buyer will secure in respect of each Member a benefit on his or her death or total and permanent disablement while employed by the Buyer or the Company (as applicable) between the Completion Date and the date he or she becomes a member of the Buyer's Fund pursuant to clause 13.1.

               (2) The amount of the benefit to be provided under clause 13.5(f)(1) must be at least equal to:

                    (A) the value of the benefit which would have been payable from the Seller's Fund if the Member had died or become totally and permanently disabled immediately before the Completion Date, less:

                    (B) amounts paid or payable to or in respect of the Member from the Seller's Fund, as applicable, (whether as a result of the Member's transfer to the Buyer's Fund or the Member's death or total and permanent disablement).

          (g)  BUYER'S FUND TO BE A COMPLYING SUPERANNUATION FUND

               The Buyer will use all reasonable endeavours to ensure that the Buyer's Fund is a "complying superannuation fund" in terms of
               Part IX of the Income Tax Assessment Act 1936 (as amended or replaced from time to time).

SCHEDULE 1 - SHARE DETAILS

               [Schedules 1 and 3-12 to be provided separately]

SCHEDULE 2 - WARRANTIES

PART 1 - BUYER'S WARRANTIES

1   BUYER AUTHORISED

    The Buyer has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms.

2   POWER TO BUY

    The Buyer has full power to enter into and perform its obligations under this agreement and can do so without the consent of any other person.

3   NO LEGAL IMPEDIMENT

    So far as the Buyer is aware, the execution, delivery and performance by the Buyer of this agreement comply with:

    (a) each law, regulation, Authorisation, ruling, judgment, order or decree of any Governmental Agency;

    (b)   the constitution or other constituent documents of the Buyer; and

    (c)   any Encumbrance or document which is binding on the Buyer.

4   NO LIQUIDATION OR WINDING-UP

    The Buyer has not gone into liquidation nor passed a winding-up resolution nor received or published a notice under sections 601AA or 601AB of the Corporations Act.

5   NO PETITION

    No petition or other process for winding-up has been presented or threatened against the Buyer and there are no circumstances justifying such a petition or other process.

6   NO WRIT OF EXECUTION

    No writ of execution has issued against the Buyer.

7   NO RECEIVER OR ADMINISTRATOR

    No receiver or receiver and manager or administrator of any part of the undertaking or assets of the Buyer has been appointed.

8   KNOWLEDGE OF BUYER

    Neither the Buyer nor any holding company (direct or indirect) of the Buyer is aware of any matter or thing that at Completion constitutes a breach of the Seller's Warranties.

PART 2 - SELLER'S WARRANTIES

1   AUTHORITIES

    1.1   SELLER AUTHORISED

          The Seller has taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms and is validly existing and in good standing.

    1.2   POWER TO SELL

          The Seller has full power to enter into and perform its obligations under this agreement and is able to sell and transfer the Shares being sold by it under this agreement without the consent of any other person and free of any pre-emptive rights, or rights of first refusal or any other such rights which may restrict the transfer of the Shares to the Buyer (except as disclosed in writing by the Seller).

    1.3   NO LEGAL IMPEDIMENT

          The execution, delivery and performance by the Seller of this agreement complies with:

          (a) each law, regulation, Authorisation, ruling, judgment, order or decree of any Governmental Agency;

          (b)  the constitution or other constituent documents of the Seller;
               and

          (c)  any Encumbrance or document which is binding on the Seller.

    1.4   CORPORATE POWER

          The Company:

          (a)  is validly existing and in good standing;

          (b)  is accurately described in part 4 of schedule 1;

          (c) has full corporate power to own its properties, assets and businesses and to carry on the Business; and

          (d) has good and marketable title to all the assets included in the Accounts.

    1.5   CONSTITUTION

          The copy of the constitution of the Company given to the Buyer is a complete and accurate copy in all material respects.

    1.6   CORPORATE NAME

          The Company does not trade under a name other than its corporate name (excluding trademarks or business names registered in a name other than its corporate name).

2   COMPLIANCE WITH LAW

    2.1   COMPLIANCE WITH LAW

          The Company has complied in all material respects with all applicable laws (whether applicable to the conduct of the Business, the assets of the Business or the Properties) and no material contravention or allegation of any material contravention of any applicable law is known to the Seller.

    2.2   AUTHORISATIONS

          The Company holds all necessary material Authorisations required to conduct the Business, use the assets of the Business and occupy the Properties and has paid all fees due in relation to them and is not in breach of any conditions under them where such breach would be likely to have a material and adverse effect on the Business as currently carried on.

3   SHARES AND CAPITAL

    3.1   TITLE

          The Seller is the legal and beneficial owner of the Shares being sold by it under this agreement which are free of all Encumbrances and other third party interests or rights.

    3.2   ISSUED CAPITAL

          The Shares are all the issued shares in the capital of the Company and were validly issued by the Company.

    3.3   FULLY PAID

          The Shares are fully paid and no money is owing in respect of them.

    3.4   ISSUE OF OTHER SECURITIES

          The Company is not under any obligation to issue or allot, and has not granted any person the right to call for the issue or allotment of or exercise any option over, any shares or other securities of the Company which is still current and subsisting.

4   POSITION SINCE THE ACCOUNTS DATE

    4.1   POST ACCOUNTS DATE

          Since the Accounts Date the Company has not:

          (a) entered into any material contract or arrangement outside the ordinary course of trading or otherwise than on arm's length terms;

          (b) acquired or disposed of any assets other than on arm's length terms in the ordinary course of business;

          (c)  created an Encumbrance over any of its assets;

          (d) incurred any indebtedness or liability in the nature of borrowings other than in the ordinary course of business;

          (e) in the conduct of the Business made any material change to its policy or practice as to the payment of creditors or collection of trade receivables;

          (f) engaged any new employee to fill a new role with an annual remuneration package in excess of $120,000 or, except in the ordinary course of the Business, terminated the employment of any of its employees or changed in any material respect the terms of employment (including remuneration);

          (g) sold or agreed to sell any fixed asset with a value of more than $250,000 or bought or committed to buy any fixed asset with a value of more than $250,000;

          (h)  distributed or returned any capital to its members;

          (i) paid any dividend to its members or paid any management fee or similar amount;

          (j) issued any shares, options or securities which are convertible into shares in the Company;

          (k)  altered its constitution,

          (l) incurred or undertaken any actual or contingent liabilities or obligations (including Tax) except in the ordinary course of business; or

          (m) there has been no change in the accounting policies, practices and principles of the Company,

          except, in respect of the period between the date of this agreement and Completion, if the Buyer has first consented in writing.

    4.2   SUPPLIERS/CUSTOMERS

          Since the Accounts Date:

          (a) none of the following suppliers of the Business: Kuehne & Nagel, Begley Hobba & Manton, Robert Ng, Zenith Media, Dow Chemical, Helm AG, Ulee, Hewlett Packard, PT Goldindo Menawian and BASF has:

               (1) reduced the level of its supplies to the Company other than in the ordinary course of business;

               (2) indicated an intention to cease or reduce the volume of its trading with the Company after Completion; or

               (3) materially altered the terms on which it trades with the Company; or

          (b) none of the following customers of the Business: Kmart, Big W, Myer/Grace Bros, Target, Best & Less, Lowes Manhattan, Woolworths, Payless Shoes, Harvey Norman and David Jones has:

               (1) reduced the level of its custom from the Company other than in the ordinary course of business;

               (2) indicated an intention to cease or reduce the volume of its trading with the Company after Completion; or

               (3) materially altered the terms on which it trades with the Company.

5   TANGIBLE ASSETS

    5.1   TITLE TO ASSETS

          All material Tangible Assets are:

          (a) (other than items under repair and stock-in-transit) in the possession or under the control of the Company;

          (b) the absolute property of the Company free of all Encumbrances, other than the Tangible Assets subject to the Assets Leases.

    5.2  ASSETS NOT OWNED

          All material Tangible Assets which are used by the Company but are not owned by the Company are used pursuant to the Assets Leases or other arrangements entered into on arm's length terms in the ordinary course of the Business.

    5.3   PLANT AND EQUIPMENT

          All Plant and Equipment listed in schedule 9 and currently in use in the Business is:

          (a)  in good working order;

          (b)  capable of doing the job for which it is now being used; and

          (c) in reasonable condition having regard to its age and fair wear and tear.

6   ENCUMBRANCES

    6.1   OWNERSHIP OF SHARES

          As at Completion the Seller will be the legal and beneficial owner of the Shares being sold by it under this agreement free of Encumbrances.

    6.2   DISCHARGES BY COMPLETION

          The Seller has not granted or created, or agreed to grant or create, any Encumbrance in respect of the Shares being sold by it under this agreement or the assets of the Company other than any which will be discharged on or before Completion.

7   INTELLECTUAL PROPERTY RIGHTS

    7.1   SCOPE

          So far as the Seller is aware, the Company owns or has an enforceable right to use all intellectual property rights needed to carry on the Business in the places and in the manner currently carried on.

    7.2   OWNERSHIP AND USE

          (a) The Company is the legal and beneficial owner of all the Intellectual Property Rights listed in parts 1 and 3 of schedule 4.

          (b) The Company has, by way of a valid, binding and enforceable licence from a third party, a lawful right to use in the places and manner in which they are currently used by the Company in the Business all the Intellectual Property Rights listed in part 2 of schedule 4.

    7.3   NO THIRD PARTY RIGHTS

          So far as the Seller is aware, no person, other than the Company or a licensee of the Company disclosed in part 3 of schedule 4 has any right to any Intellectual Property Right listed in part 1 of schedule 4.

    7.4   NO INFRINGEMENT

          So far as the Seller is aware, the use by the Company of the Intellectual Property Rights listed in schedule 4 does not breach or infringe any Intellectual Property Right of any other person nor, so far as the Seller is aware, are there any allegations that the Company has infringed or is infringing the intellectual property rights of a third party.

    7.5   DISPUTES

          The Company is not currently involved in any material dispute with any third party in relation to the Intellectual Property Rights listed in schedule 4.

    7.6   ROYALTIES/FEES

          Other than in respect of the Intellectual Property Rights set out in part 2 of schedule 4, there are no material royalties, licence fees or other similar fees payable by the Company in connection with the use of any Intellectual Property Rights.

8   ASSETS LEASES

    8.1   NATURE

          The Assets Leases were entered into within the ordinary course of business.

    8.2   NO DEFAULT

          The Company is not and, so far as the Seller is aware, no other party to any Assets Lease is, in default under an Assets Lease where such breach or default would be materially and adversely prejudicial to the Company in carrying on the Business and the Company has received no notice of any default of any Asset Lease.

    8.3   VALIDITY

          So far as the Seller is aware, each Asset Lease:

          (a)  is valid and subsisting;

          (b)  has not been amended or modified; and

          (c)  is not terminable by virtue of the sale of the Shares.

    8.4   ASSETS LEASES USED IN THE BUSINESS

          The Asset Leases constitute all the lease and hire purchase agreements used in the Business by the Company.

9   CONTRACTS

    9.1   NATURE OF CONTRACTS

          So far as the Seller is aware, part 1 of schedule 6 and parts 2 and 3 of schedule 4 contains details of all Contracts which:

          (a) are not within the ordinary course of ordinary business of the Business;

          (b)  are not on arm's length terms;

          (c) are not capable of complete performance or termination without payment of damages, within 12 months from the date of this agreement;

          (d) restrict the Company's freedom to carry on the Business in the places and the manner in which it is currently carried on;

          (e) are contracts (not being contracts for the purchase or sale of Stock) which are expected to result in expenditure by the Company of more than $1,000,000;

          (f)  are distribution or agency agreements;

          (g) entitle the other party to terminate the contract or impose terms less favourable to the Company due to the sale of the Shares.

    9.2   NO DEFAULT

          The Company is not and, so far as the Seller is aware, no other party to any Contract is in default under such Contract where such breach or default would be materially and adversely prejudicial to the Company in carrying on the Business as currently carried on and there are no grounds for rescission, avoidance or repudiation of any such Contract where such rescission, avoidance or repudiation would be materially and adversely prejudicial to the Seller in carrying on the Business as currently carried on.

    9.3   FOREIGN CURRENCY

          Part 2 of schedule 6 contains a listing, which is accurate in all material respects, of outstanding commitments of the Company relevant to the Business as at the date stated in that schedule in relation to foreign currency hedging contracts.

    9.4   COPIES OF CONTRACTS

          So far as the Seller is aware, the Data Room contained copies of all Contracts which are material to the operation of the Business.

    9.5   TAXES

          All Taxes (including stamp duty or any similar tax) payable on all transactions to which the Company is a party, or that the Company has an interest in enforcing have been paid or are provided for in the Accounts.

10  PROPERTIES

    10.1  COMPANY'S INTEREST

          The Company has no interest in real property which it uses in the Business except for its interest in the Properties.

    10.2  OCCUPATION AND USE

          The Company has exclusive occupation and quiet enjoyment of the Properties and the Company's use of the Properties, so far as the Seller is aware, complies in all material respects with all acts, regulations, planning schemes, developments, approvals, permits and requirements (including zoning requirements) of any governmental agency (not including in relation to Environmental Law, which this warranty does not apply to). None of the Properties, so far as the Seller is aware, is subject to any sub-lease, tenancy or right of occupation by any other party.

    10.3  NO BREACH

          The Company has not received a notice of default in respect of any Leased Property which remains outstanding and asserts non-compliance with the lease of that property.

    10.4  NO NOTICES

          The Company has not received any notice from any third party in respect of the Properties:

          (a) in respect of the compulsory acquisition or resumption of any part of any of the Properties; or

          (b) asserting that the current use of the Properties breaches the requirements of any relevant planning scheme; or

          (c) which would be likely to have a materially adverse effect on the use of the Properties in the Business as currently used.

    10.5  ADVERSE RIGHTS

          (a) So far as the Seller is aware, the Company is not in breach of or in default under any covenant, easement or right affecting the Freehold Properties which breach or default would have a materially adverse effect on the use of the Freehold Properties in the Business as currently used.

          (b) Except for any matters indicated in documents of title provided to the Buyer, none of the Freehold Properties are:

               (1) affected by any rights of adverse possession, easements, rights vested in any Governmental Agency, restrictive covenants, rights of way, proposed roads or resumptions or proposed drains, sewers or stormwater channels;

               (2)  affected by any leases, licenses or Encumbrances; or

               (3) the subject of any claim notified to the Company that any third party asserts an ownership interest in any of the Freehold Properties, which, in any of the above cases, would be likely to have a material and adverse effect on the current use of the Freehold Properties in the Business.

    10.6  PROPERTY DETAILS

          The particulars of the Properties set out in schedule 11 are true and correct in all material aspects.

    10.7  PROPERTY DISCLOSURE

          Details of all material documentation pursuant to which the Properties are owned, used or occupied by the Company have been provided to the Buyer and there are no other documents, correspondence or other material which have not been provided to the Buyer which would have a material adverse affect on the interests of the Company in the Properties.

    10.8  DISPUTES

          There are no material disputes claims or actions relating to any of the Properties or their use including, but not limited to, disputes with any adjoining or neighbouring owner with respect to boundary walls or fences or with respect to any easement, right or means of access to the Properties.

    10.9  FREEHOLD PROPERTIES

          In relation to the Freehold Properties:

          (a) the Company is the registered holder and beneficial owner of the Freehold Property;

          (b) all rates, Taxes and levies (including land tax) applicable to the Freehold Property have been paid; and

          (c) the Company has not sold, agreed to sell, granted any option to sell, lease or sublease or agreed to lease or sublease any of the Freehold Property.

    10.10 PROPOSED DISPOSAL

          The Company is not a party to any outstanding agreement to acquire or dispose of land or Properties or any interest in land or Properties.

    10.11 PROPERTY LEASE DISCLOSURE

          In relation to the Property Leases, particulars of which are set out in part 2 of schedule 11:

          (a) written copies of which have been provided to the Buyer, and are so far as the Seller is aware, complete in all material aspects recordings of their terms and there are no other agreements, documents or understandings in relation to the Property Leases; and

          (b)  so far as the Seller is aware, are current and enforceable.

    10.12 TERMINATION NOTICE

          No lessor under a Property Lease has served any notice to terminate the Property Lease.

    10.13 ASSIGNMENT

          Neither the Company nor the Seller:

          (a) has agreed to any assignment, subletting, parting with possession or surrender of a Property Lease or any part of the property leased; or

          (b) has given any materially false or misleading information to an authority having jurisdiction over property the subject of a Property Lease.

11  OFFERS OUTSTANDING

          Any offer, tender or quotation made by the Company in respect of the Business which is outstanding and capable of acceptance by a third party, was made in the ordinary course of the Business.

12  SHAREHOLDINGS

          The Company is not the holder or beneficial owner of any shares or other securities in any company.

13  MEMBERSHIPS

          The Company is not a member of any joint venture, partnership or unincorporated association (other than a recognised trade association).

14  EMPLOYEES

    14.1  LIST OF EMPLOYEES COMPLETE

          Schedule 8 contains a complete list of the Company's employees employed in the Business as at the date indicated in the schedule and the Buyer has been given all material details of their employment benefits.

    14.2  INCENTIVE SCHEMES

          The Company has not agreed to any share incentive scheme, share option scheme, bonus scheme, profit-sharing scheme or other employee incentive scheme in respect of the Business or with any Employee which has not been fairly disclosed to the Buyer.

    14.3  SERVICE AGREEMENTS

          The Company is not a party to any written employment or service agreement with any Employee requiring the giving of more than three months notice to the employee which has not been fairly disclosed to the Buyer.

    14.4  MANAGEMENT AGREEMENTS

          The Company does not have any material agreement with any person for the provision of consulting or management services in respect of the Business which has not been fairly disclosed to the Buyer.

    14.5  DISPUTES

          The Company is not involved in any material dispute with any employees (past or present) and is not aware of any circumstances likely to give rise to any dispute.

    14.6  COMPLIANCE

          The Company is not in breach in any material respect of any employment contract with any Employee as at the date of this agreement.

    14.7  COMPLIANCE

          The Company has complied with and continues to comply with all obligations arising under law, equity, statute (including occupational health and safety, annual leave, long service leave, equal opportunity, anti-discrimination, Taxation, superannuation, workers compensation and industrial laws), award, enterprise agreement or other instrument made or approved under any law with respect to its past and present employees and contractors.

    14.8  DISCLOSURE

          Except as set out in the Data Room there are no awards, enterprise agreements or other instruments made or approved under law which apply to employees of the Company.

15  SUPERANNUATION

    15.1  LIST OF SUPERANNUATION SCHEMES COMPLETE

          The Seller's Fund and the External Funds are the only superannuation schemes or pension arrangements to which the Company makes contributions in respect of the Employees.

    15.2  GOVERNING RULES OF THE SELLER'S FUND

          Any copy of the governing rules of the Seller's Fund supplied to the Buyer on or before the date of this agreement is a true and complete copy.

    15.3  FUNDING

          The Company has paid all contributions due by it to the Seller's Fund and each External Fund in respect of the Employees.

    15.4  ACCRUED BENEFIT VALUES

16 THERE ARE SUFFICIENT ASSETS IN THE SELLER'S FUND TO SUPPORT THE TRANSFER OF EACH EMPLOYEE'S ACCRUED BENEFIT VALUE.LITIGATION

    16.1  NOT A PARTY TO ANY LITIGATION

          The Company is not:

          (a) a party to any material prosecution, litigation or arbitration proceedings; or

          (b) so far as the Seller is aware, subject to any material administrative or governmental investigation, and the Seller is not aware that any such proceeding or investigation is threatened or pending.

    16.2  NO CIRCUMSTANCES

          There are no circumstances of which the Seller is aware which may give rise to any proceeding or investigation referred to in warranty 16.1.

17  [NOT USED]


18  SOLVENCY

    18.1  NO LIQUIDATION OR WINDING-UP

          The Company has not gone into liquidation under the Corporations Act nor been removed from the companies register.

    18.2  NO PETITION

          No petition or other process for winding-up has been presented or threatened against the Company and there are no circumstances justifying such a petition or other process.

    18.3  NO WRIT OF EXECUTION

          No writ of execution has issued against the Company.

    18.4  NO RECEIVER OR ADMINISTRATOR

          No receiver or statutory manager of any part of the Company's undertaking or assets has been appointed.

    18.5  PAYMENT OF DEBTS

          The Company:

          (a)  has not stopped paying its debts as and when they fall due;

          (b)  is not insolvent within the meaning of the Corporations Act; and

          (c)  is not subject to voluntary administration the Corporations Act.

    18.6  LIQUIDATION

          The Seller has not gone into liquidation under the Corporations Act nor been removed from the companies register.

    18.7  PETITION

          No petition or other process for winding-up has been presented or threatened against the Seller and there are no circumstances justifying such a petition or other process.

    18.8  WRIT OF EXECUTION

          No writ of execution has issued against the Seller.

    18.9  RECEIVER MANAGER

          No receiver or statutory manager of any part of the Seller's undertaking or assets has been appointed.

19  INSURANCE

    19.1  POLICIES

          Those assets of the Company which are of an insurable nature are insured by the Company against fire and other usual risks on a basis which the Seller considers commercially prudent.

20  INFORMATION

    20.1  WRITTEN INFORMATION

          In relation to written information provided by the Seller to the Buyer in relation to the sale of the Shares sold by it under this agreement:

          (a) if that information comprised copies of documents, correspondence or other materials the copies provided were, so far as the Seller is aware, true and complete;

          (b) if that information comprised historical data about the Business prepared by the Seller or the Company, that data was, so far as the Seller is aware, true and correct in all material respects.

    20.2  ACCURACY

          Each of the statements and all information set out, or referred to, in the Disclosure Schedule, the schedules numbered 4 to 12 to this to this agreement is complete and accurate in all material respects and not misleading.

21  BUSINESS RECORDS

          The Business Records are in the Company's possession or control and will be maintained by the Company in accordance with its usual practice pending Completion.

22  TAXES AND DUTIES

    22.1  TAX PAID

          Any Tax arising under any Tax Law payable in respect of any transaction, income or asset of the Company which has become due for payment has been paid.

    22.2  SINCE ACCOUNTS DATE

          The conduct of the Business since the Accounts Date will only give rise to liability to Tax in the ordinary course of business.

    22.3  PROVISION IN ACCOUNTS

          Adequate provision has been made in the Accounts for any Tax on the Company which is payable or may become payable in respect of any transaction or income occurring or arising before the Accounts Date but which was unpaid as at the Accounts Date.

    22.4  WITHHOLDING TAX

          Any obligation of the Company under any Tax Law to withhold amounts at source, including, but not limited to, withholding tax, has been complied with.

    22.5  RECORDS

          The Company has maintained proper and adequate records to enable it to comply with its obligations to:

          (a) prepare and submit any information, notices, computations, returns, declarations, elections and payments required in respect of any Tax Law;

          (b) prepare any accounts necessary for the compliance of any Tax Law; and

          (c)  retain necessary records as required by any Tax Law.

    22.6  RETURNS SUBMITTED

          The Company has submitted any necessary information, notices, computations, returns, declarations and elections to the relevant Governmental Agency in respect of any Tax or any Duty relating to the Company.

    22.7  RETURNS ACCURATE

          Any information, notice, computation, return, declaration or election which has been submitted by the Company to a Governmental Agency in respect of any Tax or Duty:

          (a) discloses all material facts that should be disclosed under any Tax Law; and

          (b)  has been submitted on time.

    22.8  COPIES ACCURATE

          All copies of any information, notices, computations, returns, declarations or elections submitted by the Company in respect of any Tax or Duty which have been supplied to the Buyer by the Seller are true copies of the originals.

    22.9  NO DISPUTES

          The Company is not currently engaged in any dispute with any Governmental Agency in respect of any Tax or Duty and is not aware of any circumstances that may give rise to such a dispute.

23  SELLER'S KNOWLEDGE

          The Seller is not aware of any matter or thing that is or may be inconsistent with the Buyer's Warranties.

24  EFFECT OF SALE OF SHARES

    24.1  CUSTOMERS/SUPPLIER RELATIONSHIPS

          As far as the Seller is aware, the transfer of the Shares to the Buyer under this agreement will not result in any supplier or customer of the Company ceasing or being entitled to substantially reduce its level of business with the Company.

    24.2  EFFECT OF SALE

          The entry into and performance of this agreement does not and will not:

          (a) result in the breach of any of the terms, conditions or provisions of any agreement or arrangement to which the Company is a party; or

          (b)  relieve any person from any obligation to the Company;

          (c) result in the creation, imposition, crystallisation or enforcement of any Encumbrance or other third party right or interest on the Company, its assets or undertaking; or

          (d) result in any indebtedness of the Company becoming due and payable.

25  TRADE PRACTICES

    So far as the Seller is aware, neither the Company nor any of its officers or employees has, in the two years before Completion, committed or omitted to do any act or thing the commission or omission of which is a material contravention of the Trade Practices Actin Australia.

26  LIABILITY UNDER ASSET AND OTHER SALE AGREEMENTS

    The Company will not have any obligations or liabilities (actual or contingent) after Completion to:

    (a)   do any act, matter or thing; or

    (b)   pay any moneys under any indemnity,

    under any agreement entered into prior to Completion for the sale or purchase of any business interest, shares or partnership interest.

SCHEDULE 3 - DISCLOSURE SCHEDULE

          The matters set out in this disclosure schedule constitute formal disclosure to the Buyer of facts or circumstances which are, or may be, inconsistent with the Seller's Warranties. The Seller gives no representation as to the completeness or accuracy of the disclosures in this schedule. While some disclosures have, for convenience, been set against specific Seller's Warranties, they constitute disclosure against any other Seller's Warranty to which they may apply.

             Seller Warranty Number        Matter Disclosed

SCHEDULE 4 - INTELLECTUAL PROPERTY RIGHTS

PART 1 - INTELLECTUAL PROPERTY RIGHTS OWNED BY THE COMPANY


PART 2 - LICENSES TO THE COMPANY TO USE INTELLECTUAL PROPERTY RIGHTS


PART 3 - LICENSES GIVEN BY THE COMPANY TO USE ITS INTELLECTUAL PROPERTY RIGHTS

SCHEDULE 5 - SUPERANNUATION FUNDS

SCHEDULE 6 - CONTRACTS

PART 1 - CONTRACTS


PART 2 - FOREIGN EXCHANGE CONTRACTS

SCHEDULE 7 - GUARANTEES

SCHEDULE 8 - EMPLOYEES

SCHEDULE 9 - PLANT AND EQUIPMENT

SCHEDULE 10 - ASSETS LEASES

SCHEDULE 11 - PROPERTIES

PART 1 - FREEHOLD PROPERTIES


PART 2 - LEASED PROPERTIES

SCHEDULE 12 - INTER COMPANY DEBTS

EXECUTED AS AN AGREEMENT:


Signed for and on behalf of
Pacific Dunlop Limited
by its duly authorised Attorney under Power in the presence of:

/s/ Paul Devereux                            /s/ Carly Mansell
-----------------------------------          -----------------------------------
Witness                                      Attorney

Paul Devereux                                Carly Mansell
-----------------------------------          -----------------------------------
Name (please print)                          Name (please print)


Signed sealed and delivered by
Pacific Brands Holdings Pty Ltd
in the presence of:

/s/                                          /s/
-----------------------------------          -----------------------------------
Director                                     Director


-----------------------------------          -----------------------------------
Name (please print)                          Name (please print)


Signed for and on behalf of
PB Holdings NV
by its duly authorised Attorney under Power in the presence of:

/s/                                          /s/
-----------------------------------          -----------------------------------
Witness                                      Attorney


-----------------------------------          -----------------------------------
Name (please print)                          Name (please print)

                                             /s/
                                             -----------------------------------
                                             Attorney


                                             -----------------------------------
                                             Name (please print)

                                                                         page 47